As filed with the Securities and Exchange Commission on October 21, 2014

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

TECK RESOURCES LIMITED        TECK METALS LTD.

(Exact name of each Registrant as specified in its charter)

Canada	1400	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification No., if applicable)

Suite 3300, 550 Burrard Street, Vancouver, British Columbia, V6C 0B3

(604) 699-4000

(Address and telephone number of each Registrant’s principal executive offices)

CT Corporation System, 111 Eighth Avenue

New York, New York 10011

(212) 894-8800

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Hellen Siwanowicz McMillan LLP Brookfield Place, 181 Bay Street Suite 4400 Toronto, Ontario, Canada M5J 2T3 (416) 865-7000	Peter C. Rozee Teck Resources Limited Teck Metals Ltd. Suite 3300, 550 Burrard Street Vancouver, British Columbia, Canada V6C 0B3 (604) 699-4000	Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, N.Y. 10019-6064 (212) 373-3000	Jason Lehner Shearman & Sterling LLP Commerce Court West 199 Bay Street, Suite 4405 P.O. Box 247 Toronto, Ontario, Canada M5L 1E8 (416) 360-8484

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☑	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Debt Securities	US$1,750,000,000	US$1,750,000,000	US$203,350
Guarantees	(4)	(4)	(4)
(1)	The proposed maximum initial offering price per debt security will be determined, from time to time, by the Registrant in connection with the sale of the debt securities under this Registration Statement.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The prospectus contained herein relates to an aggregate of US$6,000,000,000 of debt securities, including, pursuant to rule 429 under the Securities Act, US$4,250,000,000 of unsold debt securities that were previously registered under the Registrant’s Registration Statement on Form F-10 (File No. 333-182478), initially filed on July 2, 2012.
(4)	Guarantees by Teck Metals Ltd. of the debt securities (and guarantees of such guarantees by Teck Resources Limited) being registered on Form F-10 hereunder are to be sold without separate consideration. Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is payable with regards to such guarantees.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement relates to Registration Statement 333-182478.

PART I

INFORMATION REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

I-1

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authority in the Province of British Columbia, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authority.

Base Shelf Prospectus

This short form prospectus is referred to as a short form base shelf prospectus and has been filed under legislation in the Province of British Columbia that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Karen L. Dunfee, Corporate Secretary of Teck Resources Limited at Suite 3300, 550 Burrard Street, Vancouver, British Columbia, Canada V6C 0B3 (telephone: 604-699-4000) and are also available electronically at www.sedar.com.

Preliminary Short Form Prospectus

New Issue	October 21, 2014

TECK RESOURCES LIMITED

US$6,000,000,000

Debt Securities

We may from time to time offer up to an aggregate principal amount of US$6,000,000,000 (or the equivalent in other currencies) of debt securities during the 25 month period that this short form prospectus (this “prospectus”), including any amendments hereto, remains valid. The debt securities may be offered separately or together, in one or more series, in amounts, at prices and on other terms to be determined based on market conditions at the time of issuance and set forth in an accompanying prospectus supplement.

We will provide the specific terms of the debt securities in respect of which this prospectus is being delivered (the “offered debt securities”) and all information omitted from this prospectus in supplements to this prospectus that will be delivered to purchasers together with this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE DEBT SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. We prepare our financial statements, which are incorporated by reference herein, in Canadian dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), and they are subject to Canadian auditing and auditor independence standards. As a result, they may not be comparable to financial statements of United States companies.

Owning the offered debt securities may subject you to tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement and should consult with your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and most of the experts named in this prospectus are not residents of the United States, and many of our assets and all or a substantial portion of the assets of such persons are located outside of the United States.

There is no market through which these securities may be sold and purchasers may not be able to resell securities purchased under this prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation.

We may sell the offered debt securities to or through underwriters or dealers, and also may sell such offered debt securities to one or more other purchasers, directly or through agents. In addition, we may issue the offered debt securities pursuant to one or more exchange offers for our previously issued debt securities. See “Plan of Distribution”. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the offering of any offered debt securities and will set forth the terms of the offering of the offered debt securities, including, to the extent applicable, the proceeds to us, the principal amounts, if any, to be purchased by underwriters, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or reallowed to dealers.

We have filed an undertaking with the British Columbia Securities Commission that we will not distribute in the local jurisdiction under this prospectus specified derivatives that, at the time of distribution, are novel without pre-clearing with the British Columbia Securities Commission the disclosure to be contained in the prospectus supplement pertaining to the distribution of such securities.

Our head and registered office is located at Suite 3300, 550 Burrard Street, Vancouver, British Columbia, Canada V6C 0B3.

Except as set forth under “Description of Debt Securities”, and unless the context otherwise requires, all references in this prospectus to “we”, “us” and “our” refer to Teck Resources Limited and its subsidiaries, and all references in this prospectus to “Teck” refer to Teck Resources Limited and not to any of its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-10 relating to the debt securities that we have filed with the SEC. Under the registration statement, we may, from time to time, offer any combination of the debt securities described in this prospectus in one or more offerings of up to an aggregate principal amount of US$6,000,000,000 (or the equivalent in other currencies). This prospectus provides you with a general description of the debt securities that we may offer. Each time we offer debt securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of offered debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the debt securities.

In this prospectus and any prospectus supplement, unless otherwise specified or the context otherwise requires, all references to “dollars” and “$” are to Canadian dollars, all references to “U.S. dollars” and “US$” are to United States dollars and all references to “euros” and “€” are to European Union euros. Unless otherwise stated, the financial statements and other financial information as of, and for the year ended, December 31, 2013 and 2012, and as of, and for the six-month period ended, June 30, 2014 and 2013, included or incorporated by reference in this prospectus are in Canadian dollars and have been prepared in accordance with IFRS, which have been adopted as Canadian generally accepted accounting principles. IFRS differs in some material respects from U.S. generally accepted accounting principles, and so this financial information may not be comparable to the financial information of U.S. companies.

We have not authorized any person to provide you with any information other than the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement or the information included in the registration statement of which this prospectus forms a part. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the debt securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of this prospectus or any applicable prospectus supplement, respectively.

The offered debt securities will not be distributed, directly or indirectly, in Canada or to residents of Canada in contravention of the securities laws of any province or territory of Canada.

In this prospectus and the documents incorporated by reference herein, we use the term “mineral resources” and its subcategories “measured”, “indicated” and “inferred” mineral resources. Investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them and does not permit U.S. mining companies in their filings with the SEC to disclose estimates of mineral resources. Investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, issuers must not make any disclosure of results of an economic evaluation that includes inferred mineral resources, except in rare cases. Investors are cautioned not to assume that part or all of an inferred mineral resource exists, or is, or will be economically or legally mineable.

Canadian standards of oil and gas disclosure also differ significantly from the requirements of the SEC and oil and gas reserve and resource information contained in this prospectus and the documents incorporated by reference herein, may not be comparable to similar information disclosed by U.S. companies. The oil and gas reserves and resources estimates in our AIF, which is incorporated by reference herein, have been prepared in accordance with National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which has been adopted by securities regulatory authorities in Canada and imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities and differ from the oil and gas disclosure standards of the SEC under Subpart 1200 of Regulation S-K. For example, in our AIF, we use the term “contingent bitumen resources”. Investors are advised that while such term is recognized and required by Canadian regulations, the SEC does not recognize it and such resources are not normally permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of contingent bitumen resources will ever be converted into reserves. There is no certainty that it will be commercially viable to produce any portion of the contingent bitumen resources. The SEC definitions of proved and probable reserves are different than the definitions contained in NI 51-101. Therefore, proved and probable reserves disclosed in this prospectus and the documents incorporated by reference herein, in compliance with NI 51-101 may not be comparable to those disclosed by U.S. companies.

WHERE YOU CAN FIND MORE INFORMATION

We file with the British Columbia Securities Commission (the “BCSC”), a commission of authority in the Province of British Columbia, Canada, similar to the SEC, and with the various securities commissions or similar authorities in each of the provinces and territories of Canada, annual and quarterly reports, material change reports and other information. We are also an SEC registrant subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly, file with, or furnish to, the SEC certain reports and other information. Under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those in the United States. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference room and copying charges.

DOCUMENTS INCORPORATED BY REFERENCE

Under the multijurisdictional disclosure system adopted by the United States and Canada, the SEC and the BCSC allow us to “incorporate by reference” certain information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. The following documents, filed by us with the various securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference in and form an integral part of this prospectus:

(a)	our Annual Information Form dated March 3, 2014 for the year ended December 31, 2013 (the “AIF”);

(b)

our Audited Consolidated Financial Statements, and the related notes thereto, as at December 31, 2013 and 2012 and for each of the years in the two year period ended December 31, 2013 and the Independent Auditor’s Report thereon;

(c)	our Management’s Discussion and Analysis of Financial Position and Operating Results for the year ended December 31, 2013;

(d)	our Unaudited Condensed Interim Consolidated Financial Statements, and the related notes thereto, for the six months ended June 30, 2014 and 2013;

(e)	our Management’s Discussion and Analysis of Financial Position and Operating Results for the six months ended June 30, 2014; and

(f)	our Management Proxy Circular dated March 3, 2014 for our annual general meeting of shareholders held on April 23, 2014.

Any document of the type referred to in the preceding paragraph (excluding confidential material change reports), the content of any news release publicly disclosing financial information for a period more recent than the period for which financial statements are required to be incorporated herein, and certain other documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 — Short Form Prospectus Distributions filed by us with a securities commission or similar authority in Canada after the date of this prospectus and prior to the termination of the distribution will be deemed to be incorporated by reference in this prospectus. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval (“SEDAR”) which can be accessed at www.sedar.com. In addition, to the extent that any document or information incorporated by reference in this prospectus is included in a report that is filed or furnished to the SEC on Form 40-F, 20-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this prospectus forms a part. In addition, if and to the extent indicated therein, we may incorporate by reference in this prospectus documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

Copies of the documents incorporated herein by reference may be obtained on request without charge from Karen L. Dunfee, Corporate Secretary of Teck Resources Limited, Suite 3300, 550 Burrard Street, Vancouver, British Columbia, Canada V6C 0B3; telephone: (604) 699-4000.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Upon a new annual information form and the related annual consolidated financial statements being filed by us with the appropriate securities regulatory authorities during the currency of this prospectus, the previous annual information form, annual consolidated financial statements and all interim consolidated financial statements, material change reports, and all prospectus supplements filed by us prior to the commencement of our fiscal year in which the new annual information form and the related annual consolidated financial statements is filed will be deemed no longer to be incorporated by reference in this prospectus for purposes of future offers of debt securities hereunder. Upon an information circular in connection with an annual general meeting being filed by us with the appropriate securities regulatory authorities during the currency of this prospectus, the information circular filed in connection with the previous annual general meeting (unless such information circular also related to a special meeting) will be deemed no longer to be incorporated by reference in this prospectus for purposes of future offers of debt securities hereunder.

Any “template version” of “marketing materials” (as such terms are defined in National Instruments 41-101 – General Prospectus Requirements) that are utilized in connection with a distribution of the offered debt securities will be filed on SEDAR. In the event that such marketing materials are filed after the date of the applicable prospectus supplement pertaining to the distribution of offered debt securities to which such marketing materials relate and before the termination of such distribution, such filed versions of the marketing materials will be deemed to be incorporated by reference into the applicable prospectus supplement for the purposes of the distribution of the offered debt securities to which the prospectus supplement pertains.

A prospectus supplement containing the specific terms in respect of any offering of the offered debt securities, updated disclosure of earnings coverage ratios, if applicable, and other information in relation to such offered debt securities will be delivered to purchasers of such offered debt securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of such prospectus supplement, but only for purposes of the offering of such offered debt securities by such prospectus supplement.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus, and certain documents incorporated by reference in this prospectus, contain certain forward-looking information and forward-looking statements, as defined in applicable securities laws (collectively referred to as “forward-looking statements”). These statements relate to future events or our future performance. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “should”, “believe” and similar expressions is intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference in this prospectus, as the case may be. These forward-looking statements include, but are not limited to, statements concerning:

•	forecast production and operating costs;

•	our strategies and objectives;

•	prices and price volatility for copper, coal, zinc and other products and commodities that we produce and sell as well as oil, natural gas and petroleum products;

•	the demand for and supply of copper, coal, zinc and other products and commodities that we produce and sell;

•	our interest and other expenses;

•	our tax position and tax rates applicable to us;

•	the costs of construction at our Fort Hills oil sands project and timing of production;

•

decisions regarding the timing and costs of construction and production with respect to, and the issuance of the necessary permits and other authorizations required for, certain of our other development and expansion projects, including, among others, the Frontier project, the Quebrada Blanca hypogene project, the Relincho copper project, the Quintette coal mine, our Galore Creek project and various expansions and mine life extensions at our Elk Valley coal mines;

•	our estimates of the quantity and quality of our mineral and oil reserves and resources;

•	the production capacity of our operations, our planned production levels and future production;

•	availability of transportation for our products from our operations;

•	potential impact of transportation and other potential production disruptions;

•	our planned capital expenditures and our estimates of reclamation and other costs related to environmental protection;

•

our future capital and mine production costs, including the costs and potential impact of complying with existing and proposed environmental laws and regulations in the operation and closure of various operations;

•	the costs and potential impact of managing water quality at our coal operations;

•	our financial and operating objectives;

•	our exploration, environmental, health and safety initiatives;

•	the outcome of legal proceedings and other disputes in which we are involved;

•	the outcome of our coal sales negotiations and negotiations with metals and concentrate customers concerning treatment charges, price adjustments and premiums;

•	the timing of completion of pre-feasibility or feasibility studies on our properties;

•	the mine lives of our operations;

•	our dividend policy;

•	general business and economic conditions; and

•	the use of proceeds from the sale of the offered debt securities.

Inherent in forward-looking statements are risks and uncertainties beyond our ability to predict or control, including risks that may affect our operating or capital plans; risks generally encountered in the permitting and development of mineral and oil and gas properties such as unusual or unexpected geological formations, unanticipated metallurgical difficulties, delays associated with permit appeals or other regulatory processes, ground control problems, adverse weather conditions, process upsets and equipment malfunctions; risks associated with labour disturbances and unavailability of skilled labour; fluctuations in the market prices of our principal commodities, which are cyclical and subject to substantial price fluctuations; risks created through competition for mining and oil and gas properties; risks associated with lack of access to markets; risks associated with mineral and oil and gas reserve and resource estimates; risks posed by fluctuations in exchange rates and interest rates, as well as general economic conditions; risks associated with environmental compliance and changes in environmental legislation and regulation; risks associated with our dependence on third parties for the provision of transportation and other critical services; risks associated with non-performance by contractual counterparties; risks associated with aboriginal title claims and other title risks; social and political risks associated with operations in foreign countries; risks of changes in tax laws or their interpretation; and risks associated with tax reassessments and legal proceedings.

Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in, or incorporated by reference in, this prospectus. Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about:

•	general business and economic conditions;

•	interest rates;

•	changes in commodity and power prices;

•	acts of foreign governments and the outcome of legal proceedings;

•	the supply and demand for, deliveries of, and the level and volatility of prices of copper, coal and zinc and our other metals and minerals as well as oil, natural gas and petroleum products;

•	the timing of the receipt of permits and other regulatory and governmental approvals for our development projects and other operations, including regarding mine extensions;

•	our costs of production and our production and productivity levels, as well as those of our competitors;

•	our ability to secure adequate transportation for our products;

•	changes in credit market conditions and conditions in financial markets generally;

•	the availability of funding to refinance our borrowings as they become due or to finance our development projects on reasonable terms;

•	our ability to procure equipment and operating supplies in sufficient quantities and on a timely basis;

•	the availability of qualified employees and contractors for our operations, including our new developments;

•	our ability to attract and retain skilled staff;

•	the satisfactory negotiation of collective agreements with unionized employees;

•	the impact of changes in Canadian-U.S. dollar and other foreign exchange rates on our costs and results;

•	engineering and construction timetables and capital costs for our development and expansion projects;

•	costs of closure of various operations;

•	market competition;

•	the accuracy of our reserve and resource estimates (including, with respect to size, grade and recoverability) and the geological, operational and price assumptions on which these are based;

•	premiums realized over London Metal Exchange cash and other benchmark prices;

•	tax benefits and tax rates;

•	the outcome of our coal price and volume negotiations with customers;

•	the outcome of our copper, zinc and lead concentrate treatment and refining charge negotiations with customers;

•	the resolution of environmental and other proceedings or disputes;

•	the future supply of low cost power to the Trail smelting and refining complex;

•	our ability to obtain, comply with and renew permits in a timely manner; and

•	our ongoing relations with our employees and with our business partners and joint venturers.

We caution you that the foregoing list of important factors and assumptions is not exhaustive. Other events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements. You should also carefully consider the matters discussed under “Risk Factors” in this prospectus. Except as required by law, we undertake no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of factors, whether as a result of new information or future events or otherwise.

RISK FACTORS

An investment in the debt securities involves risk. Before deciding whether to invest in the debt securities, you should consider carefully the risks and uncertainties described below as well as the other information contained and incorporated by reference in this prospectus (including subsequent documents incorporated by reference in this prospectus) and, if applicable, those described in a prospectus supplement relating to a specific offering of debt securities. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the events identified in these risks and uncertainties actually occur, our business, prospects, financial condition, cash flow and operating results could be materially harmed.

We face risks in the mining and metals business.

The business of exploring for minerals is inherently risky. Few properties that are explored are ultimately developed into producing mines.

The reasons why a mineral property may be non-productive often cannot be anticipated in advance. Even after the commencement of mining operations, those operations may be subject to risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological formations, unanticipated metallurgical difficulties, ground control problems, seismic activity, weather events and flooding. Our mining and exploration operations require reliable infrastructure, such as roads, rail, ports, power sources and transmission facilities and water supplies. Availability and cost of infrastructure affects the production and sales from operations, as well as our capital and operating costs. Water rights have become an area of increasing focus for our foreign operations and community relations are significantly impacted by access and sourcing of water. If water supplies become scarce or are negatively impacted due to environmental reasons, such as drought, water supplies to our operations might be reduced in order to maintain supplies to the local communities in which we operate. Any reduction in water, or other necessary infrastructure supplies, may preclude development of otherwise potentially economic mineral deposits or may negatively affect costs, production and/or sales from our affected operations.

The Trail metallurgical operations (“Trail Operations”), and our concentrate mills and coal preparation plants are also subject to risks of process upsets and equipment malfunctions. Equipment and supplies may from time to time be unavailable on a timely basis. Our operating mines have large tailings dams which could fail as a result of seismic activity or for other reasons.

The occurrence of any of the foregoing could result in damage to or destruction of mineral properties or production facilities, personal injuries or death, environmental damage, delays or interruption of production, increases in production costs, monetary losses, legal liability and adverse governmental action.

Fluctuations in the market price of base metals, steelmaking coal and specialty metals may significantly adversely affect the results of our operations.

The results of our operations are significantly affected by the market price of base metals, steelmaking coal and specialty metals, which are cyclical and subject to substantial price fluctuations. Our earnings are particularly sensitive to changes in the market price of steelmaking coal, copper and zinc. Market prices can be affected by numerous factors beyond our control, including levels of supply and demand for a broad range of industrial products, substitution of new or different products in critical applications for our existing products, expectations with respect to the rate of inflation, the relative strength of the Canadian dollar and of certain other currencies, interest rates, speculative activities, global or regional political or economic crises and sales of base metals by holders in response to such factors.

The Chinese market has become a significant source of global demand for commodities, including steelmaking coal and copper. Chinese demand has been a major driver in global commodities markets for a number of years. A slowing in China’s economic growth could result in lower prices and demand for our products and negatively impact our results. We could also experience these negative effects if demand from China slowed for other reasons, such as increased self-sufficiency or increased reliance on other suppliers to meet demand.

If prices should decline below our cash costs of production and remain at such levels for any sustained period, we could determine that it is not economically feasible to continue commercial production at any or all of our mines. We may also curtail or suspend some or all of our exploration activities, with the result that our depleted reserves are not replaced.

Our production and transportation costs are not competitive with those of large thermal coal producers. A substantial reduction in hard coking coal price premiums would have a material adverse effect on our business.

Our general policy has been not to hedge changes in prices of our mineral production. From time to time, however, we have in the past and may in the future undertake hedging programs in specific circumstances, with an intention to reduce the risk of a commodity’s market price while optimizing upside participation, to maintain adequate cash flows and profitability to contribute to the long-term viability of our business. There are, however, risks associated with hedging programs including, among other things, the risk of opportunity losses in the event of an increase in the world price of the commodity, an increase in interest rates, the possibility that rising operating costs will make delivery into hedged positions uneconomic, counterparty risks and production interruption events.

Product alternatives may reduce demand for our products.

Most of our products are primarily used in specific applications, such as the use of copper in electrical and electronic applications, the use of refined zinc to galvanize steel and the use of steelmaking coal in steel production. Alternative technologies are continually being investigated and developed with a view to reducing production costs or for other reasons, such as minimizing environmental or social impact. If competitive technologies emerge that use other materials in place of our products, demand and price for our commodities might fall.

For example, substantially all of our coal production is high-quality hard coking coal, which commands a significant price premium over other forms of coal because of its value in use in blast furnaces for steel production. High quality hard coking coal is globally scarce, and has specific physical and chemical properties which are necessary for efficient blast furnace operation. Steel producers are continually investigating alternative steel production technologies with a view to reducing production costs. Many of those alternative technologies are designed to use lower quality coals or other sources of carbon instead of higher cost high-quality coking coal. While conventional blast furnace technology has been the most economic large-scale steel production technology for a number of years, and while emergent technologies typically take many years to commercialize, there can be no assurance that over the longer term competitive technologies not reliant on hard coking coal could emerge which could reduce demand and price premiums for hard coking coal.

Volatility in commodity markets and financial markets may adversely affect our ability to operate and our financial condition.

Recent global financial conditions and commodity markets have been volatile. From time to time, access to financing has been negatively affected by many factors, including the financial distress of banks and other credit market participants. This volatility has from time to time affected and may in the future affect our ability to obtain equity or debt financing on acceptable terms, and may make it more difficult to plan our operations and to operate effectively. If volatility and market disruption affect our access to financing on reasonable terms, our operations and financial condition could be adversely affected.

Our arrangements resulting from the sale of a one-third interest in the Waneta hydroelectric plant to BC Hydro may require us to incur substantial costs.

Teck Metals Ltd. (“Teck Metals”) has agreed to generally provide the firm delivery of energy from the Waneta hydroelectric plant to BC Hydro until 2036, in proportion to BC Hydro’s ownership interest. If Teck Metals does not deliver power as required, it could be required to purchase replacement power in the open market or to pay liquidated damages to BC Hydro based on the market rate for power at the time of the shortfall. These costs are generally not covered by our insurance policies and we could incur substantial costs, especially if the shortfall is protracted. In addition, the portion of power Teck Metals is required to make available to BC Hydro represents a surplus of power to the current and anticipated future requirements of our Trail Operations. If our entitlement to power from the Waneta hydroelectric plant (taking into account our arrangements with BC Hydro) is not sufficient to supply the requirements of our Trail Operations, we may be required to reduce our Trail Operations, or purchase power in the open market, in order to address any shortfall.

Our insurance may not provide adequate coverage.

Our property, business interruption and liability insurance may not provide sufficient coverage for losses related to these or other hazards. Insurance against certain risks, including certain liabilities for environmental pollution, may not be available to us or to other companies within the industry. In addition, our insurance coverage may not continue to be available at economically feasible premiums, or at all. Any such event could have a material adverse effect on our business.

We could be subject to potential labour unrest or other labour disturbances as a result of the failure of negotiations in respect of our collective agreements.

Over 6,000 of our approximately 11,000 regular employees (as of December 31, 2013) are employed under collective bargaining agreements. We could be subject to labour unrest or other labour disturbances as a result of delays in or the failure of negotiations in respect of our collective agreements, which could, while ongoing, have a material adverse effect on our business. See “Description of the Business—Human Resources” beginning on page 64 of our AIF, which is incorporated by reference herein, for a description of our regular employee category and the expiry dates of the collective bargaining agreements covering unionized employees at our material projects.

We may not be able to hire enough skilled employees to support our operations.

We compete with other mining companies to attract and retain key executives and skilled and experienced employees. The mining industry is labour intensive and our success depends to a significant extent on our ability to attract, hire, train and retain qualified employees, including our ability to attract employees with needed skills in the geographic areas in which we operate. We could experience increases in our recruiting and training costs and decreases in our operating efficiency, productivity and profit margins if we are not able to attract, hire and retain a sufficient number of skilled employees to support our operations.

Our pension and other post-retirement liabilities and the assets available to fund them could change materially.

We have assets in defined benefit pension plans which arise through employer contributions and returns on investments made by the plans. The returns on investments are subject to fluctuations depending upon market conditions and we are responsible for funding any shortfall of pension assets compared to our pension obligations under these plans.

We also have certain obligations to former employees with respect to post-retirement benefits. The cost of providing these benefits can fluctuate and the fluctuations can be material.

Our liabilities under defined benefit pension plans and in respect of other post-retirement benefits are estimated based on actuarial and other assumptions. These assumptions may prove to be incorrect and may change over time and the effect of these changes can be material.

A number of our concentrate products include varying amounts of minor elements that are subject to increasing environmental regulation, which may expose us to higher smelter treatment charges or penalties or limit our ability to sell certain products.

Our customer smelters are subject to increasingly stringent environmental regulation, in particular with respect to mercury and cadmium, which could adversely affect their ability to treat copper and zinc from certain of our operations. We rely on customer smelters to process our concentrates into metals for sale. We may be required to pay higher smelter treatment charges or specific penalties relating to minor elements present in our commodities, we may incur additional costs to blend certain products, or we may not be able to sell certain products at all, depending on how the regulatory environment evolves.

The profitability of our Trail Operations depends in part on our ability to sell various products that may face more stringent environmental regulation.

In addition to zinc and lead, Trail Operations produces various minor metals, salts and other compounds which are sold into specialized markets. Changes in market demand for these products, or changes in export regulations or other regulatory restrictions may limit our ability to sell these products. If we are unable to sell certain products at a profit, we may incur significant storage and disposal costs.

Fluctuations in the price and availability of consumed commodities affect our costs of production.

Prices and availability of commodities consumed or used in connection with exploration, development, mining, smelting and refining, such as natural gas, diesel, oil and electricity, as well as reagents such as copper sulfate, also fluctuate and these fluctuations affect the costs of production at our various operations. Our smelting and refining operations at Trail require concentrates, some of which are produced at our Red Dog mine and some of which we purchase from third parties. The availability of those concentrates and the treatment charges we can negotiate fluctuate depending on market conditions. These fluctuations can be unpredictable, can occur over short periods of time and may have a materially adverse impact on our operating costs or the timing and costs of various projects. Our general policy is not to hedge our exposure to changes in prices of the commodities we use in our business.

Our ability to acquire properties may be affected by competition from other mining companies.

Because the life of a mine is limited by its ore reserves, we are continually seeking to replace and expand our reserves through the exploration of our existing properties as well as through acquisitions of interests in new properties or of interests in companies which own the properties. We encounter strong competition from other mining companies in connection with the acquisition of properties. This competition may increase the cost of acquiring suitable properties, should those properties become available to us.

We face competition in product markets.

The mining industry in general is intensely competitive and even if commercial quantities of mineral resources are developed, a profitable market may not exist for the sale of the minerals. We must sell base metals, metal concentrates, by-product metals and concentrate and steelmaking coal at prices determined by world markets over which we have no influence or control. Our competitive position is determined by our costs in comparison to those of other producers in the world. If our costs increase due to our locations, grade and nature of ore bodies, foreign exchange rates, or our operating and management skills, our profitability may be affected. We have to compete with larger companies that have greater assets and financial and human resources than us, and which may be able to sustain larger losses than us to develop or continue business.

We may face restricted access to markets in the future.

Access to our markets may be subject to ongoing interruptions and trade barriers due to policies and tariffs of individual countries, and the actions of certain interest groups to restrict the import of certain commodities. Although there are currently no significant trade barriers existing or impending of which we are aware that do, or could, materially affect our access to certain markets, there can be no assurance that our access to these markets will not be restricted in the future.

Our reserve and resource estimates may prove to be incorrect.

Disclosed reserve estimates should not be interpreted as assurances of mine life or of the profitability of current or future operations. We estimate and report our mineral reserves and resources in accordance with the requirements of the applicable Canadian securities regulatory authorities and industry practice. We estimate and report oil and gas reserves and resources in accordance with the requirements of the applicable Canadian securities regulatory authorities and industry practice.

The SEC does not permit mining companies in their filings with the SEC to disclose estimates other than mineral reserves. However, because we prepared this prospectus in accordance with Canadian disclosure requirements, this prospectus also incorporates estimates of mineral resources. Mineral resources are concentrations or occurrences of minerals that are judged to have reasonable prospects for economic extraction, but for which the economics of extraction cannot be assessed, whether because of insufficiency of geological information or lack of feasibility analysis, or for which economic extraction cannot be justified at the time of reporting. Consequently, mineral resources are of a higher risk and are less likely to be accurately estimated or recovered than mineral reserves.

We report estimates of contingent resources in accordance with the requirements of applicable Canadian securities regulatory authorities and industry practice. The SEC does not permit the inclusion of contingent resources in reports filed with it by U.S. companies. Do not assume that all or any part of deposits in this category will ever be converted into reserves.

Our mineral reserves and resources are estimated by persons who are, or were at the time of their report, employees of the respective operating company for each of our operations under the supervision of our employees. These individuals are not “independent” for purposes of applicable securities legislation. As a rule, we do not use outside sources to verify mineral reserves or resources except at the initial feasibility stage.

The mineral and oil and gas reserve and resource figures incorporated in this prospectus by reference are estimates based on the interpretation of limited sampling and subjective judgments regarding the grade, continuity and existence of mineralization, as well as the application of economic assumptions, including assumptions as to operating costs, foreign exchange rates and future commodity prices. The sampling, interpretations or assumptions underlying any reserve or resource estimate may be incorrect, and the impact on reserves or resources may be material. Should the mineralization and/or configuration of a deposit ultimately turn out to be significantly different from that currently envisaged, then the proposed mining plan may have to be altered in a way that could affect the tonnage and grade of the reserves mined and rates of production and, consequently, could adversely affect the profitability of the mining operations. In addition, short term operating factors relating to the reserves, such as the need for orderly development of ore bodies or the processing of new or different ores, may cause reserve and resource estimates to be modified or operations to be unprofitable in any particular fiscal period.

There can be no assurance that our projects or operations will be, or will continue to be, economically viable, that the indicated amount of minerals or petroleum products will be recovered or that they will be recovered at the prices assumed for purposes of estimating reserves.

We face risks associated with the issuance and renewal of environmental permits.

Numerous governmental permits or approvals are required for mining operations. We have significant permitting activities currently underway for new projects and for the expansion of existing operations. These include, for example, the Frontier oil sands project, coal mine expansions in the Elk Valley, expansion to a milling process at Quebrada Blanca, and the expansion of the Highland Valley Copper mine. When we apply for these permits and approvals, we are often required to prepare and present data to various government authorities pertaining to the potential effects or impacts that any proposed project may have upon the environment. The authorization, permitting and implementation requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations. Regulations also provide that a mining permit or modification can be delayed, refused or revoked. In certain jurisdictions, interested parties have extensive rights to appeal the issuance of permits or to otherwise intervene in the regulatory process. Permits may be stayed or withdrawn during the pendency of appeals. Delays associated with permitting may cause us to incur material additional costs in connection with the development of new projects, including penalties or other costs in relation to long-lead equipment orders and other commitments associated with projects.

Past or ongoing violations of government mining laws could provide a basis to revoke existing permits or to deny the issuance of additional permits. In addition, evolving reclamation or environmental concerns may threaten our ability to renew existing permits or obtain new permits in connection with future development, expansions and operations. For example, water quality management is an important focus for our coal operations, and work is ongoing to develop and implement a plan for water quality management at all of our operating coal mines in the Elk Valley. Our planned expansions of mines in the Elk Valley require new permits or amendments to existing permits from applicable government agencies. We expect that permitting for current and future projects may be delayed until regulatory authorities have accepted our valley-wide water quality management plan and are able to assess the cumulative effects of new projects in the context of water quality management plan for the valley as a whole. There can be no assurance that delays in obtaining approval of our valley-wide water quality management plan will not result in consequential delays in permitting new mining areas, which would limit our ability to maintain or increase coal production in accordance with our long-term plans or to realize the projected mine life of our operations. The potential shortfall in production may be material.

We may be adversely affected by currency fluctuations.

Our operating results and cash flow are affected by changes in the Canadian dollar exchange rate relative to the currencies of other countries. Exchange rate movements can have a significant impact on results as a significant portion of our operating costs are incurred in Canadian and other currencies and most revenues are earned in U.S. dollars. To reduce the exposure to currency fluctuations, we enter into foreign exchange contracts from time to time, but these hedges do not eliminate the potential that those fluctuations may have an adverse effect on us. In addition, foreign exchange contracts expose us to the risk of default by the counterparties to those contracts, which could have a material adverse effect on our business.

The depletion of our mineral reserves may not be offset by future discoveries or acquisitions of mineral reserves.

We must continually replace mineral reserves depleted by production to maintain production levels over the long term. This is done by expanding known mineral reserves or by locating or acquiring new mineral deposits.

There is, however, a risk that depletion of reserves will not be offset by future discoveries of mineral reserves. Exploration for minerals and oil and gas is highly speculative and the projects involve many risks. Many projects are unsuccessful and there are no assurances that current or future exploration programs will be successful. Further, significant costs are incurred to establish mineral or oil and gas reserves and to construct mining and processing facilities. Development projects have no operating history upon which to base estimates of future cash flow and are subject to the successful completion of feasibility studies, obtaining necessary government permits, obtaining title or other land rights and availability of financing. In addition, assuming discovery of an economic orebody, depending on the type of mining operation involved, many years may elapse from the initial phases of drilling until commercial operations are commenced. Accordingly, there can be no assurances that our current work programs will result in any new commercial mining operations or yield new reserves to replace and/or expand current reserves.

Changes in environmental, health and safety laws may have a material adverse effect on our operations.

Environmental, health and safety legislation affects nearly all aspects of our operations, including mine development, worker safety, waste disposal, emissions controls and protection of endangered and protected species. Compliance with environmental, health and safety legislation can require significant expenditures. For example, we are currently developing a plan required by regulators to manage water quality downstream of our coal mines in the Elk Valley. The final costs of implementing the plan will depend on the water quality targets established, as well as the technologies applied to manage selenium and other substances.

In addition, failure to comply with environmental, health or safety legislation may result in the imposition of fines and penalties, the temporary or permanent suspension of operations, or other regulatory sanctions including clean-up costs arising out of contaminated properties, damages, and the loss of important permits. Exposure to these liabilities arises not only from our existing operations, but from operations that have been closed or sold to third parties. We are required to reclaim properties after mining is completed and specific requirements vary among jurisdictions. In some cases, we may be required to provide financial assurances as security for reclamation costs, which may exceed our estimates for such costs. Financial assurance requirements could increase significantly in light of evolving environmental, health or safety concerns or as a result of evolving regulatory pressures. The cost to us of supplying the assurance could increase significantly as a consequence. Our historical operations have generated significant environmental contamination. We could also be held liable for worker exposure to hazardous substances. There can be no assurance that we will at all times be in compliance with all environmental, health and safety regulations or that steps to achieve compliance would not materially adversely affect our business.

Environmental, health and safety laws and regulations are evolving in all jurisdictions where we have activities. We are not able to determine the specific impact that future changes in environmental laws and regulations may have on our operations and activities, and our resulting financial position; however, we anticipate that capital expenditures and operating expenses will increase in the future as a result of the implementation of new and increasingly stringent environmental, health and safety regulations. For example, emissions standards for carbon dioxide and sulphur dioxide are becoming increasingly stringent as are laws relating to the use and production of regulated chemical substances. Further changes in environmental, health and safety laws, new information on existing environmental, health and safety conditions or other events, including legal proceedings based upon such conditions, or an inability to obtain necessary permits, could require increased financial reserves or compliance expenditures or otherwise have a material adverse effect on us. Changes in environmental, health and safety legislation could also have a material adverse effect on product demand, product quality and methods of production and distribution. In the event that any of our products were demonstrated to have negative health effects, we could be exposed to workers compensation and product liability claims which could have a material adverse effect on our business.

We are highly dependent on third parties for the provision of transportation services.

Due to the geographical location of many of our mining properties and operations, we are highly dependent on third parties for the provision of transportation services, including rail and port services. We negotiate prices for the provision of these services in circumstances where we may not have viable alternatives to using specific providers, or have access to regulated rate setting mechanisms. Contractual disputes, demurrage charges, rail and port capacity issues, availability of vessels and rail cars, weather problems or other factors can have a material adverse effect on our ability to transport materials according to schedules and contractual commitments.

The success of our plans to implement our coal growth strategy depends in part on the ability of the third party rail and port services to meet our increased demand for their services.

Our Red Dog operation is subject to a limited annual shipping window, which increases the consequences of restrictions on our ability to ship concentrate from the operation.

Like our other mines, our Red Dog mine operates year-round on a 24 hour per day basis. The annual production of the mine must be stored at the port site and shipped within an approximate 100-day window when sea ice and weather conditions permit. Two purpose-designed shallow draft barges transport the concentrates to deep water moorings. The barges cannot operate in severe swell conditions.

Unusual ice or weather conditions, or damage to the barges or ship loading equipment could restrict our ability to ship all of the stored concentrate. Failure to ship the concentrate during the shipping season could have a material adverse effect on our sales, as well as on our Trail Operations, and could materially restrict mine production subsequent to the shipping season.

The terms of our outstanding indebtedness require us to comply with certain covenants that may impose restrictions on our business.

As of December 31, 2013, we and our consolidated subsidiaries had total indebtedness of $7.7 billion. We must generate sufficient amounts of cash to service and repay our debt and our ability to generate cash will be affected by general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Certain of our credit facilities and the indentures governing our other long-term debt securities contain restrictive covenants. See “Description of Capital Structure—Credit Facilities and Debt Securities” beginning on page 81 of our AIF, which is incorporated by reference herein, for further information regarding these restrictive covenants.

Our material financing agreements contain financial and other covenants that, if breached by us, may require us to redeem, repay, repurchase or refinance our existing debt obligations prior to their scheduled maturity.

We are party to a number of financing agreements, including our credit facilities and the indentures governing our various public indebtedness, which contain financial or other covenants. If we breach covenants contained in our financing agreements, we may be required to redeem, repay, repurchase or refinance our existing debt obligations prior to their scheduled maturity and our ability to do so may be restricted or limited by the prevailing conditions in the capital markets, available liquidity and other factors. If we are unable to refinance any of our debt obligations in such circumstances, our ability to make capital expenditures and our financial condition and cash flows could be adversely impacted.

In addition, from time to time, new accounting rules, pronouncements and interpretations are enacted or promulgated which may require us, depending on the nature of those new accounting rules, pronouncements and interpretations, to reclassify or restate certain elements of our financing agreements and other debt instruments, which may in turn cause us to be in breach of the financial or other covenants contained in our financing agreements and other debt instruments.

If future debt financing is not available to us when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressure or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We may be adversely affected by interest rate changes.

Our exposure to changes in interest rates results from investing and borrowing activities undertaken to manage our liquidity and capital requirements. We have incurred indebtedness that bears interest at fixed and floating rates, and we may from time to time enter into interest rate swap agreements to effectively convert some fixed rate exposure to floating rate exposure. There can be no assurance that we will not be materially adversely affected by interest rate changes in the future. In addition, our use of interest rate swaps exposes us to the risk of default by the counterparties to those arrangements. Any default by a counterparty could have a material adverse effect on our business.

Aboriginal title claims and rights to consultation and accommodation may affect our existing operations as well as development projects and future acquisitions.

Governments in many jurisdictions must consult with aboriginal peoples with respect to grants of mineral rights and the issuance or amendment of project authorizations. Consultation and other rights of aboriginal people may require accommodations, including undertakings regarding financial compensation, employment and other matters in impact and benefit agreements. This may affect our ability to acquire within a reasonable time frame effective mineral titles in these jurisdictions, including in some parts of Canada in which aboriginal title is claimed, and may affect the timetable and costs of development of mineral properties in these jurisdictions. The risk of unforeseen aboriginal title claims also could affect existing operations as well as development projects and future acquisitions. These legal requirements may increase our operating costs and affect our ability to expand or transfer existing operations or to develop new projects.

We operate in foreign jurisdictions and face added risks and uncertainties due to different economic, cultural and political environments.

Our business operates in a number of foreign countries where there are added risks and uncertainties due to the different economic, cultural and political environments. Some of these risks include nationalization and expropriation, social unrest and political instability, uncertainties in perfecting mineral titles, trade barriers and exchange controls and material changes in taxation. Further, developing country status or an unfavourable political climate may make it difficult for us to obtain financing for projects in some countries.

We face risks associated with our development projects.

We are involved in a number of development projects. Our major projects include the Quebrada Blanca Phase 2, Fort Hills, Galore Creek, Frontier and Relincho projects. We also have a number of other projects in our development portfolio.

Construction of the Fort Hills project was sanctioned in October 2013. Suncor Energy Inc., as project operator, in consultation with Total E&P Canada Ltd. and us, will be responsible for the construction of the project. There can be no assurance that the construction of the Fort Hills project will be completed in the manner currently approved or in accordance with the schedule or within the cost estimates prepared by the project operator.

The Galore Creek project is at an earlier stage of development. Development and exploitation of the hypogene resource at Quebrada Blanca will require considerable capital expenditures and various environmental and other permits and governmental authorizations. Our Relincho project and Frontier project are also in an early stage of development.

Construction and development of these projects are subject to numerous risks, including, without limitation:

•

risks resulting from the fact that the projects are at various early stages of development and therefore are subject to development and construction risks, including the risk of significant cost overruns and delays in construction, and technical and other problems;

•	risks associated with delays in obtaining, or conditions imposed by, regulatory approvals;

•	risks associated with obtaining amendments to existing regulatory approvals or permits and additional regulatory approvals or permits which will be required;

•	risks of other adverse regulatory developments, including the imposition of new regulations;

•	risks of significant fluctuation in prevailing prices for copper, oil, other petroleum products and natural gas, which may affect the profitability of the projects;

•

risks resulting from the fact that we are a minority partner in the Fort Hills Energy Limited Partnership and major decisions with respect to project schedule, design and construction may be made without our consent;

•	risks associated with the fact that our company and NovaGold Canada Inc. are 50% partners in the Galore Creek project and major project decisions require the agreement of both parties;

•	risks associated with litigation;

•	risks resulting from dependence on third parties for services and utilities for the project;

•	risks associated with the ability of our partners to finance their respective shares of project expenditures; and

•	risks associated with our being in a position to finance our share of project costs, or obtaining financing for these projects on commercially reasonable terms or at all.

Regulatory efforts to control greenhouse gas emissions could materially negatively affect our business.

Our businesses include several operations that emit large quantities of carbon dioxide, or that produce or will produce products that emit large quantities of carbon dioxide when consumed by end users. This is particularly the case with our steelmaking coal operations and our oil sands projects. Carbon dioxide and other greenhouse gases are the subject of increasing public concern and regulatory scrutiny.

In early 2010, the Government of Canada announced revised targets for reducing greenhouse gas emissions as it had committed to do as a signatory to the Copenhagen Accord. Canada’s aim is to reduce absolute emissions by 17% from 2005 levels by 2020. In the meantime, regulations to reduce greenhouse gas emissions that the Canadian government initially indicated would be developed in 2008 have been put on hold. Additional policy measures are anticipated over the coming years, even though the final form and timing of these policies is not certain.

In Alberta, the Climate Change and Emissions Management Act and the Specified Gas Emitters Regulation required certain existing large emitters (e.g., facilities, including oil sands facilities, that are releasing 100,000 tonnes or more of greenhouse gas emissions in any calendar year after and including 2003) to reduce their emissions intensity by 12% starting July 1, 2007. The regulation also outlines options for meeting reduction targets. If reducing emissions intensity by 12% is not initially possible, large emitters will be able to invest in an Alberta-based technology fund to develop infrastructure to reduce emissions or to support research into innovative climate change solutions. Large emitters will be required to pay $15 per tonne to the technology fund for every tonne of emissions above the 12% reduction target. Alternatively, large emitters can also invest in Alberta-based projects outside their operations that reduce or offset emissions on their behalf.

Since 2007, the Government of British Columbia has passed a number of significant pieces of climate-action legislation including: the Greenhouse Gas Reduction Targets Act, which sets aggressive targets for reducing greenhouse gases (33% below 2007 levels by 2020), the Greenhouse Gas Reduction or “Cap-and-Trade” Act, which authorizes hard caps on greenhouse gas emissions, and the Carbon Tax Act, which imposes an escalating carbon tax on fossil fuels used in the province. These regulations increase our fuel costs and impact our competitiveness in the global marketplace.

The primary source of greenhouse gas emissions in Canada is the use of hydrocarbon energy. Our operations depend significantly on hydrocarbon energy sources to conduct daily operations, and there are typically no economic substitutes for these forms of energy. The federal and provincial governments, other than Alberta, have not finalized any formal regulatory programs to control greenhouse gases from facilities, although the Canadian federal government has indicated that it is prepared to adopt a nationwide cap-and-trade regime if the United States signals it is prepared to do the same. British Columbia was previously expected to implement greenhouse gas cap-and-trade regulations in 2012, but did not do so and it is not known when or whether such a system will be established. It is not yet possible to reasonably estimate the nature, extent, timing and cost of any programs proposed or contemplated, or their potential effects on operations. Most of our coal products are sold outside of Canada, and sales are not expected to be significantly affected by Canada’s expressed goals. However, the broad adoption of emission limitations or other regulatory efforts to control greenhouse gas emissions by other countries could materially negatively affect the demand for coal and oil, as well as restrict development of new coal or oil sands projects and increase production and transportation costs.

Although we believe our financial statements are prepared with reasonable safeguards to ensure reliability, we cannot provide absolute assurance.

We prepare our financial reports in accordance with accounting policies and methods prescribed by IFRS. In the preparation of financial reports, management may need to rely upon assumptions, make estimates or use their best judgment in determining the financial condition of the company. Significant accounting policies are described in more detail in the notes to our annual consolidated financial statements for the year ended December 31, 2013, which are incorporated by reference into this prospectus. In order to have a reasonable level of assurance that financial transactions are properly authorized, assets are safeguarded against unauthorized or improper use and transactions are properly recorded and reported, we have implemented and continue to analyze our internal control systems for financial reporting. Although we believe our financial reporting and financial statements are prepared with reasonable safeguards to ensure reliability, we cannot provide absolute assurance in that regard.

We are subject to legal proceedings, the outcome of which may affect our business.

The nature of our business subjects us to numerous regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of our business. The results of these legal proceedings cannot be predicted with certainty. There can be no assurances that these matters will not have a material adverse effect on our business. See “Legal Proceedings” beginning on page 96 of our AIF, which is incorporated by reference herein.

TECK RESOURCES LIMITED

Our business is exploring for, developing and producing natural resources. Our activities are organized into business units focused on copper, coal, zinc and energy. We have interests in the following principal operations:

Operation	Type of Operation	Jurisdiction

Highland Valley	Copper/Molybdenum Mine	British Columbia, Canada

Antamina	Copper/Zinc Mine	Ancash, Peru

Quebrada Blanca	Copper Mine	Region I, Chile

Carmen de Andacollo	Copper Mine	Region IV, Chile

Duck Pond	Copper/Zinc Mine	Newfoundland, Canada

Elkview	Coal Mine	British Columbia, Canada

Fording River	Coal Mine	British Columbia, Canada

Greenhills	Coal Mine	British Columbia, Canada

Coal Mountain	Coal Mine	British Columbia, Canada

Line Creek	Coal Mine	British Columbia, Canada

Cardinal River	Coal Mine	Alberta, Canada

Trail	Zinc/Lead Refinery	British Columbia, Canada

Red Dog	Zinc/Lead Mine	Alaska, USA

Pend Oreille	Zinc Mine	Washington, USA

Fort Hills	Oil Sands Mine Project	Alberta, Canada

Wintering Hills	Wind Power Facility	Alberta, Canada

Our principal products are copper, steelmaking coal and zinc. Lead, molybdenum, silver and various specialty and other metals, chemicals and fertilizers are also produced at our operations. In addition, we own a 20% interest in the Fort Hills oil sands project, a 100% interest in the Frontier oil sands project and a 50% interest in Lease 421 in the Athabasca region of Alberta, Canada. We also actively explore for copper, zinc and gold.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered debt securities for any one or more of working capital or other general corporate purposes. We may invest funds that we do not immediately require in short-term marketable securities.

EARNINGS COVERAGE

Earnings coverage ratios are included in this prospectus in accordance with Canadian disclosure requirements. They have been calculated on a consolidated basis using financial information prepared in accordance with Canadian generally accepted accounting principles and give effect to all of our long-term financial liabilities, and the repayment, redemption or other retirement thereof since the respective dates indicated below. The ratios do not give pro forma effect to any offering of offered debt securities offered by a prospectus supplement and this prospectus. The earnings coverage ratio is equal to profit attributable to shareholders of Teck, adjusted as described below, divided by borrowing costs. These ratios do not purport to be indicative of earnings coverage ratios for any future period.

Our borrowing costs for the year ended December 31, 2013 and the twelve-month period ended June 30, 2014 amounted to approximately $0.4 billion and $0.4 billion, respectively.

Our profit attributable to shareholders of Teck for the year ended December 31, 2013 and the twelve-month period ended June 30, 2014, before borrowing costs, income taxes, depreciation and amortization, amounted to approximately $3.1 billion and $2.6 billion, respectively, which is 8.4 times and 6.9 times our borrowing costs for those periods, respectively.

Our profit attributable to shareholders of Teck for the year ended December 31, 2013 and the twelve-month period ended June 30, 2014, increased by borrowing costs and income taxes, amounted to approximately $1.8 billion and $1.3 billion, respectively, which is 5.0 times and 3.4 times our borrowing costs for those periods, respectively.

DESCRIPTION OF SHARE CAPITAL

Teck is authorized to issue an unlimited number of Class A common shares and Class B subordinate voting shares and an unlimited number of preference shares, issuable in series. As at June 30, 2014, there were 9,353,470 Class A common shares outstanding, 566,765,932 Class B subordinate voting shares outstanding and no preference shares outstanding.

Class A common shares carry the right to 100 votes per share. Class B subordinate voting shares carry the right to one vote per share. Each Class A common share is convertible, at the option of the holder, into one Class B subordinate voting share. In all other respects, including dividend rights and the distribution of property upon Teck’s dissolution or winding-up, the Class A common shares and Class B subordinate voting shares rank equally.

The attributes of the Class B subordinate voting shares contain so called “coattail provisions” which provide that, in the event that an offer (an “Exclusionary Offer”) to purchase Class A common shares which is required to be made to all or substantially all holders thereof, is not made concurrently with an offer to purchase Class B subordinate voting shares on identical terms, then each Class B subordinate voting share will be convertible into one Class A common share. The Class B subordinate voting shares will not be convertible in the event that an Exclusionary Offer is not accepted by holders of a majority of the Class A common shares (excluding those shares held by the person making the Exclusionary Offer). If an offer to purchase Class A common shares does not, under applicable securities legislation or the requirements of any stock exchange having jurisdiction, constitute a “take-over bid” or is otherwise exempt from any requirement that such offer be made to all or substantially all holders of Class A common shares, the coattail provisions will not apply.

The voting rights attached to the Class B subordinate voting shares represent 37.3% of the aggregate voting rights attached to the Class A common shares and Class B subordinate voting shares.

DESCRIPTION OF DEBT SECURITIES

In this section, the words “company”, “we”, “us”, “our” and “Teck” refer only to Teck Resources Limited and not to any of our subsidiaries or joint ventures. The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the series of offered debt securities offered by a prospectus supplement and this prospectus, and the extent to which the general terms and provisions described below may apply thereto, will be described in such prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the offered debt securities will be issued under the trust indenture dated as of August 17, 2010 (the “indenture”) between the company and The Bank of New York Mellon, as trustee (the “trustee”), as supplemented by one or more supplemental indentures. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and a copy of the executed indenture is also available on SEDAR at www.sedar.com. The following statements with respect to the indenture and the offered debt securities are brief summaries of certain provisions of the indenture and do not purport to be complete. For a more complete description, including the definition of any terms used but not defined under this section, prospective investors should refer to the indenture and the applicable supplemental indenture. Whenever we refer to particular provisions of the indenture, those provisions are qualified in their entirety by reference to the indenture and the applicable supplemental indenture.

We may from time to time issue debt securities and incur additional indebtedness otherwise than through the offering of debt securities pursuant to this prospectus.

General

The indenture will not limit the aggregate principal amount of debt securities (which may include debentures, notes or other evidences of indebtedness) which may be issued thereunder. It will provide that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies, including composite currencies. Special Canadian and United States federal income tax considerations applicable to any debt securities so denominated will be described in the prospectus supplement relating thereto. The debt securities offered pursuant to this prospectus will be limited to US$6,000,000,000 (or the equivalent in other currencies) aggregate principal amount. Unless otherwise indicated in the applicable prospectus supplement, the indenture will also permit the company to increase the principal amount of any series of debt securities previously issued and to issue debt securities of such increased principal amount.

The terms of the debt securities we may offer may differ from the general information provided below. In particular, certain covenants described below may not apply to certain debt securities we may offer under the indenture. We may issue debt securities with terms different from those of debt securities previously issued under the indenture.

The applicable prospectus supplement will set forth the specific terms relating to the debt securities of the series being offered and may include, without limitation, any of the following:

•	the specific designation of the offered debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the extent and manner, if any, to which payment on or in respect of the offered debt securities will be senior or will be subordinated to the prior payment of our other liabilities and obligations;

•	the percentage or percentages of principal amount at which the offered debt securities will be issued;

•

the date or dates on which the offered debt securities will mature and the portion (if less than all of the principal amount) of the offered debt securities to be payable upon declaration of acceleration of maturity;

•

the rate or rates per annum (which may be fixed or variable) at which the offered debt securities will bear interest, if any, the date or dates from which any such interest will accrue (or the method by which such date or dates will be determined) and the dates on which any such interest will be payable and the regular record dates for any interest payable on the offered debt securities;

•

any mandatory or optional redemption or sinking fund or analogous provisions, including the period or periods within which, the price or prices at which and the terms and conditions upon which the offered debt securities may be redeemed or purchased at the option of the company or otherwise;

•

whether the offered debt securities will be issuable in whole or in part in the form of one or more registered global securities (“registered global securities”) and, if so, the identity of the depositary for such registered global securities;

•	the denominations in which registered debt securities (“registered securities”) will be issuable, if other than denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof;

•

each place where the principal of and any premium and interest on the offered debt securities will be payable and each place where the offered debt securities may be presented for registration of transfer or exchange;

•

if other than U.S. dollars, the foreign currency or the units based on or relating to foreign currencies in which the offered debt securities are denominated and/or in which the payment of the principal of and any premium and interest on the offered debt securities will or may be payable;

•	any index formula or other method pursuant to which the amount of payments of principal of, and any premium and interest on, the offered debt securities will or may be determined;

•

whether and under what circumstances we will pay Additional Amounts (as defined below under “— Payment of Additional Amounts”) on the offered debt securities in respect of certain taxes (and the terms of any such payment) and, if so, whether we will have the option to redeem the offered debt securities rather than pay the Additional Amounts (and the terms of any such option);

•	the terms and conditions, if any, on which the offered debt securities may be convertible into or exchangeable for any other of our securities or securities of other entities;

•	whether the payment of the offered debt securities will be guaranteed by any other person, and the terms of any such guarantees;

•	whether the offered debt securities will have the benefit of any security interest created pursuant to the terms of the indenture; and

•

any other terms of the offered debt securities, including covenants and events of default which apply solely to the offered debt securities, or any covenants or events of default generally applicable to the debt securities, which are not to apply to the offered debt securities.

Unless otherwise provided in the applicable prospectus supplement, any guarantee in respect of debt securities would fully and unconditionally guarantee the payment of the principal of, and interest and premium, if any, on, such debt securities when such amounts become due and payable, whether at maturity thereof or by acceleration, notice of redemption or otherwise. We expect any guarantee provided in respect of debt securities would constitute a senior, unsecured obligation of the applicable guarantor. Other debt securities that we may issue also may be guaranteed and the terms of such guarantees (including any subordination) would be described in the applicable prospectus supplement. If any debt securities are to be guaranteed, we expect that Teck Metals, our wholly-owned subsidiary, would be the guarantor.

Unless otherwise indicated in the applicable prospectus supplement, the indenture will not afford the holders the right to tender debt securities to the company for repurchase or provide for any increase in the rate or rates of interest at which the debt securities will bear interest in the event we should become involved in a highly leveraged transaction or in the event of a change in control of the company.

Our debt securities may be issued under the indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the prospectus supplement relating thereto.

Ranking and Other Indebtedness

Except as indicated herein or in the applicable prospectus supplement, the debt securities and any guarantees in respect of such debt securities will be unsecured obligations of the company and any applicable guarantor, respectively, and will rank equally with all of our and any applicable guarantor’s other unsecured and unsubordinated Indebtedness (as defined below under “—Certain Covenants”) from time to time outstanding. The debt securities will be effectively subordinated to all Indebtedness and other liabilities of our subsidiaries (other than any applicable guarantor, for so long as its guarantee remains in effect) and subordinated to all secured Indebtedness and other secured liabilities of the company, any applicable guarantor and our subsidiaries to the extent of the assets securing such Indebtedness and other liabilities. Any offered debt securities that are guaranteed by Teck Metals will rank pari passu with Teck’s US$300,000,000 5.375% notes due 2015, its US$700,000,000 6.125% notes due 2035, its US$300,000,000 3.850% notes due 2017, its US$300,000,000 3.150% notes due 2017, its US$500,000,000 2.500% notes due 2018, its US$500,000,000 3.000% notes due 2019, its US$500,000,000 4.500% notes due 2021, its US$700,000,000 4.750% notes due 2022, its US$750,000,000 3.750% notes due 2023, its US$650,000,000 6.000% notes due 2040, its US$1,000,000,000 6.250% notes due 2041, its US$500,000,000 5.200% notes due March 2042 and its US$500,000,000 5.400% notes due 2043. At June 30, 2014, the aggregate amount of the Indebtedness and trade payables of our subsidiaries (other than Teck Metals) was approximately US$524 million, and we and our subsidiaries, including Teck Metals, had approximately US$64 million of secured Indebtedness outstanding. In addition, our proportionate share of the revolving debt, trade payables, and current liabilities of Compañía Minera Antamina S.A., in which we have a 22.5% interest, at June 30, 2014, was approximately US$75 million, which is reflected in our consolidated balance sheet.

Registered Definitive Securities

Unless otherwise indicated in the applicable prospectus supplement, the registered securities of a particular series may be issued in the form of definitive securities without coupons and in denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof. Debt securities may be presented for exchange and registered securities may be presented for registration of transfer in the manner, at the places and, subject to the restrictions set forth in the indenture and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection therewith. The company has appointed the trustee as security registrar.

Unless otherwise indicated in the applicable prospectus supplement, where registered securities are issued in definitive form, payment of the principal of and any premium and interest on such securities will be made at the office or agency of the trustee at 101 Barclay Street, Floor 4 East, New York, New York 10286, Attention: International Corporate Trust, to the persons in whose name such registered securities are registered at the close of business on the regular record date for such interest payment.

Registered Global Securities

The registered securities of a particular series may be issued in the form of one or more registered global securities which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to such series. Unless and until exchanged, in whole or in part, for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary for such registered global security to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of offered debt securities to be represented by a registered global security will be described in the prospectus supplement relating to such series. The company anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a registered global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by such registered global security to the accounts of such persons having accounts with such depositary or its nominee (“participants”) as will be designated by the underwriters, investment dealers or agents participating in the distribution of such debt securities, or by the company if such debt securities are offered and sold directly by the company. Ownership of beneficial interests in a registered global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants).

So long as the depositary for a registered global security or its nominee is the registered owner thereof, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a registered global security will not be entitled to have debt securities of the series represented by such registered global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal, premium, if any, and interest payments on a registered global security registered in the name of a depositary or its nominee will be made to such depositary or nominee, as the case may be, as the registered owner of such registered global security. None of the company, the trustee or any paying agent for debt securities of the series represented by such registered global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such registered global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that the depositary for a registered global security or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such registered global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing instructions and customary practices, as is now the case with debt securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

If the depositary for a registered global security representing debt securities of a particular series is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and no successor depositary is appointed within 90 days after we receive notice or become aware of such condition, we will issue registered securities of such series in definitive form in exchange for such registered global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a particular series represented by one or more registered global securities and, in such event, will issue registered securities of such series in definitive form in exchange for all of the registered global securities representing debt securities of such series.

Certain Covenants

Set forth below is a summary of certain of the defined terms used in the indenture. We urge you to read the indenture for the full definition of all such terms.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any portion thereof constituting Funded Debt); and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent consolidated balance sheet of Teck and computed in accordance with GAAP.

“Funded Debt” means, as applied to any person, all Indebtedness created or assumed by such person maturing after, or renewable or extendable at the option of such person beyond, 12 months from the date of creation thereof.

“GAAP” means generally accepted accounting principles in Canada in effect from time to time, unless the person’s most recent audited or quarterly financial statements are not prepared in accordance with generally accepted accounting principles in Canada, in which case “GAAP” will mean generally accepted accounting principles in the United States in effect from time to time.

“Indebtedness” means all obligations for borrowed money represented by notes, bonds, debentures or similar evidence of indebtedness and obligations for borrowed money evidenced by credit, loan or other like agreements.

“Mortgage” means any mortgage, deed of trust, pledge, hypothéc, lien, encumbrance, charge or security interest of any kind.

“person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means the interest of Teck or any Restricted Subsidiary in (1) the property located near Sparwood, British Columbia, Canada, known as the “Elkview Mine”, the property located near Elkford, British Columbia, Canada, known as the “Fording River Mine”, the property located near Kamloops, British Columbia, Canada, known as the “Highland Valley copper mine” and the property located near Kotzebue, Alaska, USA, known as the “Red Dog mine”; and (2) any (a) mineral property or (b) manufacturing or processing plant, building, structure, dam or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, whether owned as of the date of the indenture or thereafter acquired or constructed by Teck or any Restricted Subsidiary, which, in the case of the items enumerated in each of 2(a) and 2(b) above, is located in Canada or the United States or its territories or possessions, the net book value of which interest, in each case, on the date as of which the determination is being made, is an amount which exceeds 10% of Consolidated Net Tangible Assets, except any such mineral property, plant, building, structure, dam or other facility or any portion thereof, together with the land upon which it is erected and fixtures comprising a part thereof, (i) acquired or constructed principally for the purpose of controlling or abating atmospheric pollutants or contaminants, or water, noise, odor or other pollution or (ii) which the board of directors of Teck by resolution declares is not of material importance to the total business conducted by Teck and its Restricted Subsidiaries considered as one enterprise.

“Restricted Subsidiary” means (1) any Subsidiary (a) substantially all of the property of which is located, or substantially all of the business of which is carried on, within Canada or the United States or its territories or possessions; and (b) which owns or leases a Principal Property; and (2) any Subsidiary engaged primarily in the business of owning or holding securities of Restricted Subsidiaries; provided that the term “Restricted Subsidiary” will not include any Subsidiary the principal assets of which are stock or Indebtedness of persons which conduct substantially all of their business outside Canada or the United States or its territories or possessions.

“Shareholders’ Equity” means the aggregate amount of shareholders’ equity of Teck as shown on the most recent audited annual consolidated balance sheet of Teck and computed in accordance with GAAP.

“Subsidiary” means, at any relevant time, any person of which the voting shares or other interests carrying more than 50% of the outstanding voting rights attached to all outstanding voting shares or other interests are owned, directly or indirectly, by or for Teck and/or one or more Subsidiaries of Teck.

Negative Pledge

We will covenant under the indenture that for so long as any of our debt securities under the indenture are outstanding, and subject to the provisions of the indenture, we will not, and we will not permit any Restricted

Subsidiary to, create, incur, issue, assume or otherwise have outstanding any Mortgage on or over any Principal Property now owned or hereafter acquired by Teck or a Restricted Subsidiary to secure any Indebtedness, or on shares of stock or Indebtedness of any Restricted Subsidiary now owned or hereafter acquired by Teck or a Restricted Subsidiary to secure any Indebtedness, unless at the time thereof or prior thereto the debt securities then outstanding under the indenture (together with, if and to the extent we so determine, any other Indebtedness then existing or thereafter created) are secured (for the avoidance of doubt, but only to the extent of any Mortgage not otherwise permitted pursuant to the below proviso to this paragraph) equally and rateably with (or prior to) any and all such Indebtedness for so long as such Indebtedness is so secured by such Mortgage; provided, however, such negative pledge will not apply to or operate to prevent or restrict the following permitted encumbrances:

(1)

any Mortgage on property, shares of stock or Indebtedness of any person existing at the time such person becomes a Restricted Subsidiary or created, incurred, issued or assumed in connection with the acquisition of any such person;

(2)

any Mortgage on any Principal Property created, incurred, issued or assumed at or prior to the time such property became a Principal Property or existing at the time of acquisition of such Principal Property by Teck or a Restricted Subsidiary, whether or not assumed by Teck or such Restricted Subsidiary; provided that no such Mortgage will extend to any other Principal Property of Teck or any Restricted Subsidiary;

(3)

any Mortgage on all or any part of any Principal Property (including any improvements or additions to improvements on a Principal Property) hereafter acquired, developed, expanded or constructed by Teck or any Restricted Subsidiary to secure the payment of all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction of such Principal Property or of improvements or additions to improvements thereon (or to secure any Indebtedness incurred by Teck or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction thereof or of improvements or additions to improvements thereon) created prior to, at the time of, or within 360 days after the later of, the acquisition, development, expansion or completion of construction (including construction of improvements or additions to improvements thereon), or commencement of full operation of such Principal Property; provided that no such Mortgage will extend to any other Principal Property of Teck or a Restricted Subsidiary other than, in the case of any such construction, improvement, development, expansion or addition to improvement, all or any part of any other Principal Property on which the Principal Property so constructed, developed or expanded, or the improvement or addition to improvement, is located;

(4)	any Mortgage on any Principal Property of any Restricted Subsidiary to secure Indebtedness owing by it to Teck or to another Restricted Subsidiary;

(5)	any Mortgage on any Principal Property of Teck to secure Indebtedness owing by it to a Restricted Subsidiary;

(6)

any Mortgage on any Principal Property or other assets of Teck or any Restricted Subsidiary existing on the date of the indenture, or arising thereafter pursuant to contractual commitments entered into prior to the date of the indenture;

(7)

any Mortgage on any Principal Property or other assets of Teck or any Restricted Subsidiary created for the sole purpose of extending, renewing, altering or refunding any of the foregoing Mortgages, provided that the Indebtedness secured thereby will not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, alteration or refunding, plus an amount necessary to pay fees and expenses, including premiums, related to such extensions, renewals, alterations or refundings, and that such extension, renewal, alteration or refunding Mortgage will be limited to all or any part of the same Principal Property and improvements and additions to improvements thereon and/or shares of stock and Indebtedness of a Restricted Subsidiary which secured the Mortgage extended, renewed, altered or refunded or either of such property or shares of stock or Indebtedness; or

(8)

any Mortgage on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary created, incurred, issued or assumed to secure Indebtedness of Teck or any Restricted Subsidiary, which would otherwise be subject to the foregoing restrictions, in an aggregate amount which, together with the aggregate principal amount of other Indebtedness secured by Mortgages on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary then outstanding (excluding Indebtedness secured by Mortgages permitted under the foregoing exceptions) would not then exceed 10% of Consolidated Net Tangible Assets.

For purposes of the foregoing, the giving of a guarantee which is secured by a Mortgage on a Principal Property or on shares of stock or Indebtedness of any Restricted Subsidiary, and the creation of a Mortgage on a Principal Property or on shares of stock or Indebtedness of any Restricted Subsidiary to secure Indebtedness which existed prior to the creation of such Mortgage, will be deemed to involve the creation of Indebtedness in an amount equal to the principal amount guaranteed or secured by such Mortgage but the amount of Indebtedness secured by Mortgages on any Principal Property and shares of stock and Indebtedness of Restricted Subsidiaries will be computed without cumulating the underlying Indebtedness with any guarantee thereof or Mortgage securing the same.

The following types of transactions will not be deemed to be Mortgages securing Indebtedness: any acquisition by Teck or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in base metals, precious metals, oil, gas or any other mineral or timber in place or the proceeds thereof; any conveyance or assignment whereby Teck or any Restricted Subsidiary conveys or assigns to any person or persons an interest in base metals, precious metals, oil, gas or any other mineral or timber in place or the proceeds thereof; or any Mortgage upon any property or assets owned or leased by Teck or any Restricted Subsidiary or in which Teck or any Restricted Subsidiary owns an interest to secure to the person or persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the said property (or property with which it is utilized) the payment to such person or persons of Teck’s or the Restricted Subsidiary’s proportionate part of such development or operating expense; provided that such Mortgage does not extend beyond such property or assets and that the principal amount of any Indebtedness secured thereby does not exceed the amount of such expenses.

Consolidation, Amalgamation and Merger and Sale of Assets

The indenture will provide that we may not consolidate or amalgamate with or merge into or enter into any statutory arrangement with any other person, or, directly or indirectly, convey, transfer or lease all or substantially all our properties and assets to any person, unless:

•

the person formed by or continuing from such consolidation or amalgamation or into which we are merged or with which we enter into such statutory arrangement or the person which acquires or leases all or substantially all of our properties and assets is organized and existing under the laws of the United States, any state thereof or the District of Columbia or the laws of Canada or any province or territory thereof, or, if such consolidation, amalgamation, merger, statutory arrangement or other transaction would not impair the rights of the holders of the debt securities under the indenture, in any other country, provided that if such successor person is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, or the laws of Canada or any province or territory thereof, the successor person assumes our obligations under the debt securities and the indenture to pay Additional Amounts, and, in connection therewith, for purposes of the provisions described in “—Payment of Additional Amounts” and “— Tax Redemption” below, the reference to such successor jurisdiction is added with “Canada” and “Canadian” in each place that “Canada” or “Canadian” appears therein;

•	the successor person expressly assumes or assumes by operation of law all of our obligations under our debt securities and under the indenture;

•

immediately before and after giving effect to such transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

•	certain other conditions are met.

If, as a result of any such transaction, any of our Principal Properties become subject to a Mortgage, then, unless such Mortgage could be created pursuant to the indenture provisions described under “— Negative Pledge” above without equally and ratably securing our debt securities, we, simultaneously with or prior to such transaction, will cause our debt securities to be secured equally and ratably with or prior to the Indebtedness secured by such Mortgage.

Payment of Additional Amounts

Unless otherwise specified in the applicable prospectus supplement, all payments made by or on behalf of us under or with respect to any series of our debt securities issued under the indenture (or by any guarantor with respect to any guarantee of any debt securities) will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Canadian Taxes”), unless we are required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If we are so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the debt securities issued under the indenture, we will pay to each holder of such debt securities as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a debt securities holder (such holder, an “Excluded Holder”):

•	with which we do not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

•

which is subject to such Canadian Taxes by reason of the debt securities holder being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the debt securities or the receipt of payments thereunder;

•

which is subject to such Canadian Taxes by reason of the debt securities holder’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes; or

•	which is subject to such Canadian Taxes because the debt securities holder is not entitled to the benefit of an applicable treaty by reason of the legal nature of such holder.

We will also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

We will furnish to the holders of the debt securities, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by us.

We will indemnify and hold harmless each holder of debt securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount (excluding any Additional Amounts that have previously been paid by us) of:

•	any Canadian Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the debt securities;

•	any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

•	any Canadian Taxes imposed with respect to any reimbursement under the preceding two bullet points, but excluding any such Canadian Taxes on such holder’s net income.

Wherever in the indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest, if any, or any other amount payable under or with respect to a debt security, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Tax Redemption

Unless otherwise specified in the applicable prospectus supplement, a series of our debt securities will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to, but not including, the date fixed for redemption, upon the giving of a notice as described below, if we determine that:

•

as a result of (A) any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of our successor) or of any political subdivision or taxing authority thereof or therein affecting taxation, or (B) any change in the official position regarding the application or interpretation of such laws, regulations or rulings by any legislative body, court, governmental agency or regulatory authority (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after (i) the date of the applicable prospectus supplement, or (ii) the date a party organized in a jurisdiction other than Canada or the United States becomes our successor, we or such successor, as applicable, have or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any debt security of such series; or

•

on or after (i) the date of the applicable prospectus supplement, or (ii) the date a party organized in a jurisdiction other than Canada or the United States becomes our successor, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of our successor) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the first bullet, whether or not such action was taken or such decision was rendered with respect to us or such successor, as applicable, or any change, amendment, application or interpretation will be officially proposed, which, in any such case, in the written opinion of our legal counsel, will result in our, or the successor, as applicable, becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any debt security of such series, and, in any such case, we, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us.

In the event that we elect to redeem a series of our debt securities pursuant to the provisions set forth in the preceding paragraph, we will deliver to the trustee an officers’ certificate, signed by two authorized officers, stating that we are entitled to redeem such series of our debt securities pursuant to their terms.

Notice of intention to redeem such series of our debt securities will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Provision of Financial Information

We will file with the trustee, within 15 days after we file them with the SEC, copies, which may be in electronic format, of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will continue to provide the trustee:

•	within 140 days after the end of each fiscal year, the information required to be contained in annual reports on Form 20-F, Form 40-F or Form 10-K as applicable (or any successor form); and

•

within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the information required to be contained in reports on Form 6-K (or any successor form) which, regardless of applicable requirements will, at a minimum, contain such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not we have any of our securities listed on such exchange.

Such information will be prepared in accordance with Canadian disclosure requirements and GAAP; provided, however, that we will not be obligated to file such reports with the SEC if the SEC does not permit such filings.

Events of Default

The following are summaries of events of default under the indenture with respect to debt securities of any series:

•	default in the payment of any interest on any debt securities of that series when such interest becomes due and payable, and such default is continued for 30 days;

•	default in the payment of the principal of (or premium, if any, on) any debt securities of that series when it becomes due and payable;

•

default in the performance, or breach, of any of the covenants of the company in the indenture in respect of the debt securities of that series and described above under “— Consolidation, Amalgamation and Merger and Sale of Assets”;

•

default in the performance, or breach, of any other covenant of the company in the indenture in respect of the debt securities of that series, and such default or breach is continued for 60 days after written notice to us as provided in the indenture;

•

if an event of default (as defined in any indenture or instrument under which we or one of our Restricted Subsidiaries has at the time of the indenture or will thereafter have outstanding any Indebtedness) has occurred and is continuing, or Teck or any Restricted Subsidiary has failed to pay principal amounts with respect to such Indebtedness at maturity and such event of default or failure to pay has resulted in Indebtedness under such indentures or instruments being declared due, payable or otherwise being accelerated, in either event so that an amount in excess of the greater of US$100,000,000 and 2% of our Shareholders’ Equity will be or become due, payable and accelerated upon such declaration or prior to the date on which the same would otherwise have become due, payable and accelerated (the “accelerated indebtedness”), and such acceleration will not be rescinded or annulled, or such event of default or failure to pay under such indenture or instrument will not be remedied or cured, whether by payment or otherwise, or waived by the holders of such accelerated indebtedness, then (i) if the accelerated indebtedness will be as a result of an event of default which is not related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, it will not be considered an event of default for purposes of the indenture governing our debt securities until 30 days after such Indebtedness has been accelerated, or (ii) if the accelerated indebtedness will occur as a result of such failure to pay principal or interest or as a result of an event of default which is related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, then (A) if such accelerated indebtedness is, by its terms, non-recourse to us or our Restricted Subsidiaries, it will not be considered an event of default for purposes of the indenture governing our debt securities; or (B) if such accelerated indebtedness is recourse to us or our Restricted Subsidiaries, any requirement in connection with such failure to pay or event of default for the giving of notice or the lapse of time or the happening of any further condition, event or act under such other indenture or instrument in connection with such failure to pay principal or an event of default will be applicable together with an additional seven days before being considered an event of default for purposes of the indenture;

•	certain events of bankruptcy, insolvency or reorganization occur; and

•	any other events of default provided with respect to debt securities of that series.

If an event of default with respect to any series of the debt securities occurs and is continuing, unless the principal amount of all of the debt securities of that series will have already become due and payable, the trustee may, in its discretion, and will upon request in writing made by the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such affected series, declare by written notice to us as provided in the indenture, the principal amount of all debt securities of such affected series and all accrued interest thereon to be immediately due and payable. However, at any time after a declaration of acceleration with respect to the debt securities has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such declaration.

Except in cases of default where the trustee is required to exercise those rights and powers vested in it by the indenture, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs, the trustee is not required to take any action under the indenture at the request of any holders of the debt securities unless the holders offer the trustee protection from expenses and liability satisfactory to the trustee (called an “indemnity”). If such indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee and these majority holders may also direct the trustee to perform or exercise any trust or power granted to the trustee under the indenture with respect to the debt securities.

No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee or for any other remedy thereunder, unless:

(1)	such holder has previously given to the trustee written notice that an event of default has occurred with respect to the debt securities of such series;

(2)

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series make a written request that the trustee take action because of the default, and such holder or holders offer an indemnity satisfactory to the trustee against the cost and other liabilities of taking that action; and

(3)

the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and has failed to take any action for 60 days after receipt of the above notice, request and direction.

However, such above-mentioned limitations do not apply to a suit instituted by the holder of a debt security for the enforcement of payment of the principal of, or any premium, if any, or interest on such debt securities on or after the applicable due date specified in such debt securities.

The trustee may withhold notice of any continuing default from the holders of the debt securities (except a default in the payment of principal (or premium, if any) or interest, if any), if it determines in good faith that withholding notice is in the interest of the holders.

Every year we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities or, if not, specifying any known default.

Modification and Waiver

Modifications and amendments of the indenture may be made by us, any applicable guarantor and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such affected series:

•	change the stated maturity of the principal of (or premium, if any) or any installment of interest, if any, on any debt security;

•	change any of our obligations to pay Additional Amounts (except under certain circumstances provided in the indenture);

•	reduce the principal amount of (or premium, if any), or rate of interest, if any, on any debt security;

•

reduce the amount of principal of a debt security payable upon acceleration of the maturity thereof or the amount thereof provable in bankruptcy or adversely affect any right of repayment at the option of any holder of debt securities;

•	change the place of payment;

•	change the currency of payment of principal of (or premium, if any) or interest, if any, on any debt security;

•	adversely affect any right to convert or exchange any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•

reduce the percentage of aggregate principal amount of outstanding debt securities of such series, the consent of the holders of which is required for modification or amendment of the applicable indenture provisions or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults of covenants except as otherwise specified in the indenture.

The holders of a majority in principal amount of our outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any debt security of that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series. The indenture or the debt securities may be amended or supplemented, without the consent of any holder of such debt securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that would not adversely affect any holder of such debt securities.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, the indenture will provide that, at our option, we (and any applicable guarantor) will be discharged from any and all obligations in respect of the outstanding debt securities of any series upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of financial advisers or independent chartered accountants as evidenced by a certificate of officers of the company delivered to the trustee to pay the principal of (and premium, if any) and interest, if any, on the outstanding debt securities of such series (hereinafter referred to as a “defeasance”) (except with respect to the authentication, transfer, exchange or replacement of our debt securities or the maintenance of a place of payment and certain other obligations set forth in the indenture). Such trust may only be established if, among other things:

•

we have delivered to the trustee an opinion of counsel in the United States stating that (i) we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or (ii) since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•

we have delivered to the trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other Canadian tax purposes as a result of such defeasance and will be subject to Canadian federal, provincial or territorial income and other Canadian tax on the same amounts, in the same manner and at the same times as would have been the case had such defeasance not occurred (and for the purposes of such opinion, such Canadian counsel will assume that holders of the outstanding debt securities of such series include holders who are not resident in Canada);

•	no event of default or event that, with the passing of time or the giving of notice, or both, will constitute an event of default will have occurred and be continuing on the date of such deposit;

•

we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit and after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

•	other customary conditions precedent are satisfied.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option described in the following paragraph if we meet the conditions described in the preceding paragraph at the time we exercise the defeasance option.

The indenture will provide that, at our option, unless and until we have exercised our defeasance option described above with respect to debt securities of the same series, we (and any applicable guarantor) may omit to comply with the covenants described under “— Negative Pledge”, and certain aspects of the covenant described under “— Consolidation, Amalgamation, Merger and Sale of Assets” and certain other covenants and such omission will not be deemed to be an event of default under the indenture and our outstanding debt securities upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of financial advisers or independent chartered accountants as evidenced by a certificate of officers of the company delivered to the trustee to pay the principal of (and premium, if any) and interest, if any, on the outstanding debt securities (hereinafter referred to as “covenant defeasance”). If we exercise our covenant defeasance option, the obligations under the indenture other than with respect to such covenants and the events of default other than with respect to such covenants will remain in full force and effect. Such trust may only be established if, among other things:

•

we have delivered to the trustee an opinion of counsel in the United States to the effect that the holders of our outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

we have delivered to the trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of our outstanding debt securities will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other Canadian tax purposes as a result of such covenant defeasance and will be subject to Canadian federal, provincial or territorial income and other Canadian tax on the same amounts, in the same manner and at the same times as would have been the case had such covenant defeasance not occurred (and for the purposes of such opinion, such Canadian counsel will assume that holders of our outstanding debt securities include holders who are not resident in Canada);

•	no event of default or event that, with the passing of time or the giving of notice, or both, will constitute an event of default will have occurred and be continuing on the date of such deposit;

•

we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit and after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

•	other customary conditions precedent are satisfied.

Governing Law

The indenture and the offered debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Consent to Service

Under the indenture, Teck will irrevocably appoint CT Corporation System, 111 – 8th Avenue, New York, New York 10011, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the indenture or the offered debt securities that may be instituted in any federal or New York state court located in the Borough of Manhattan, in the City of New York, or brought by the trustee (whether in its individual capacity or in its capacity as trustee under the indenture), and will irrevocably submit to the non-exclusive jurisdiction of such courts.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture with respect to the offered debt securities by delivering to the trustee for cancellation all such outstanding debt securities or by depositing with the trustee or the paying agent, after such debt securities have become due and payable, whether at stated maturity, on any redemption date or otherwise, cash sufficient to pay all of the outstanding debt securities and pay all other sums payable under the indenture by us.

Enforceability of Judgments

We are incorporated under and governed by the laws of Canada. Many of our assets are located outside of the United States and most of our directors and officers and most of the experts named in this prospectus are not residents of the United States. Teck has appointed an agent for service of process in the United States, but it may be difficult for U.S. investors to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for U.S. investors to realize upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.

We have been advised by our Canadian counsel, McMillan LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by McMillan LLP, however, that there is doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

CERTAIN INCOME TAX CONSEQUENCES

The applicable prospectus supplement will describe to an investor who is a non-resident of Canada certain Canadian federal income tax consequences of acquiring, owning and disposing of any offered debt securities offered thereunder. The applicable prospectus supplement will also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any offered debt securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

PLAN OF DISTRIBUTION

We may sell the offered debt securities to or through underwriters or dealers, and also may sell such offered debt securities to one or more other purchasers directly or through agents. In addition, we may issue the offered debt securities pursuant to one or more exchange offers for our previously issued debt securities.

The applicable prospectus supplement will set forth the terms of the offering relating to the particular offered debt securities, including, to the extent applicable, the name or names of any underwriters or agents, the proceeds to us from the sale of the offered debt securities, the terms of any exchange offer, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The offered debt securities may be sold or exchanged from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale or exchange, at prices related to such prevailing market prices or at prices to be negotiated with purchasers.

In connection with the issuance of the offered debt securities, underwriters may receive compensation from us or from purchasers of such offered debt securities for whom they may act as agents in the form of concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be deemed to be underwriters and any commissions received by them from us and any profit on the resale of such offered debt securities by them may be deemed to be underwriting commissions under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase or exchange the offered debt securities directly from us pursuant to contracts providing for payment and delivery on a future date. Such contracts will be subject only to the conditions set forth in such prospectus supplement, which will also set forth the commission payable for solicitation of such contracts.

Underwriters, dealers and agents who participate in the distribution of the offered debt securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which such underwriters, dealers, or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In connection with any offering of offered debt securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the offered debt securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

The offered debt securities will not be distributed, directly or indirectly, in Canada or to residents of Canada in contravention of the securities laws of any province or territory of Canada.

Each series of offered debt securities will be a new issue of debt securities with no established trading market. Unless otherwise specified in the applicable prospectus supplement relating to a series of offered debt securities, the offered debt securities will not be listed on any securities exchange or automated quotation system and you may not be able to resell any such offered debt securities purchased. Certain broker-dealers may make a market in the offered debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the offered debt securities of any series or as to the liquidity of the trading market for the offered debt securities of any series.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

Marco Maulen, MAusIMM (CP), a “qualified person” for purposes of Canadian securities legislation who has prepared or supervised the preparation of certain scientific and technical information contained or incorporated by reference in this prospectus, and certain of Teck’s directors reside outside of Canada. Edward C. Dowling, Takeshi Kubota and Chris M.T. Thompson (each a director of Teck resident outside of Canada) have appointed Teck Resources Limited, Suite 3300, 550 Burrard Street, Vancouver, British Columbia, Canada V6C 0B3, as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if such person has appointed an agent for service of process.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, certain matters of Canadian law will be passed upon on our behalf by McMillan LLP, Toronto and Vancouver, Canada and certain matters of United States law will be passed upon on our behalf by Paul Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The underwriters will be represented by Shearman & Sterling LLP, Toronto, Canada, with respect to certain matters of United States law.

EXPERTS

Our auditors, PricewaterhouseCoopers LLP, Chartered Accountants, have prepared an opinion with respect to our consolidated financial statements as at and for the year ended December 31, 2013, which consolidated financial statements and opinion have been incorporated by reference herein. PricewaterhouseCoopers LLP is independent in accordance with the rules of professional conduct of the Institute of Chartered Accountants of British Columbia.

Each of Rodrigo Marinho, P.Geo., Don Mills, P.Geo., Eric Jensen, P.Eng., and Marco Maulen, MAusIMM (CP) has acted as a Qualified Person (as such term is defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects) in connection with the estimates of mineral reserves and resources presented in our AIF, which has been incorporated by reference herein. Mr. Marinho is our employee. Messrs. Mills and Jensen are employees of Teck Coal Limited, which is directly and indirectly wholly-owned by Teck. Mr. Maulen is an employee of Compañía Minera Antamina S.A., in which we hold a 22.5% share interest. GLJ Petroleum Consultants Ltd. has acted as an independent qualified reserves evaluator in connection with our interest in the Fort Hills oil sands project and Sproule Unconventional Limited has acted as an independent reserves evaluator in connection with our interest in the Frontier oil sands project. Messrs. Marinho, Mills, Jensen, Maulen and designated professionals of GLJ Petroleum Consultants Ltd. and Sproule Unconventional Limited hold beneficially, directly or indirectly, less than 1% of any class of our securities.

The partners and associates of McMillan LLP, as a group, hold beneficially, directly or indirectly, less than 1% of any class of our securities.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus is a part insofar as required by the SEC’s Form F-10:

(a)	the documents listed under “Where You Can Find More Information” in this prospectus;

(b)	the consent of our independent accountants;

(c)	the consent of our Canadian counsel, McMillan LLP;

(d)

the consents of Rodrigo Marinho, P.Geo., an employee of Teck, Don Mills, P.Geo. and Eric Jensen, P.Eng., employees of Teck Coal Limited, Marco Maulen, MAusIMM (CP), an employee of Compañía Minera Antamina S.A., GLJ Petroleum Consultants Ltd. and Sproule Unconventional Limited;

(e)	powers of attorney from directors and officers of Teck and Teck Metals;

(f)	the indenture relating to the debt securities dated as of August 17, 2010; and

(g)	statement of eligibility of the trustee on Form T-1.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification

Each of the Registrants are corporations formed under the Canada Business Corporations Act (the “CBCA”). CBCA corporations may indemnify a current or former director or officer or any other individual who, at the request of the corporation, acts or has acted as a director or officer, or in any similar capacity, of the corporation or any other entity. Such indemnity may include all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual becomes involved as a result of having acted as a director or officer, or in any similar capacity, of the corporation or such other entity.

A CBCA corporation may not indemnify such an individual unless the individual has (a) acted honestly and in good faith with a view to the best interests of the corporation or the other entity, as the case may be, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that their conduct was lawful. Current and former directors and officers, and those acting in a similar capacity, will be entitled to indemnification from a CBCA corporation if they have not been judged by a court or other competent authority to have committed any fault or omitted to do anything they ought to have done and conditions (a) and (b) set out above in this paragraph have been fulfilled. A CBCA corporation may advance moneys to an indemnified individual for the costs, charges and expenses of a proceeding; however, such individual must repay the moneys if they do not fulfill conditions (a) and (b) set out above in this paragraph. CBCA corporations may purchase and maintain liability insurance for the benefit for those individuals entitled to indemnification under the CBCA. In the case of a derivative action, indemnification may only be made with court approval.

The by-laws of Teck Resources Limited (“Teck Resources”) provide that, subject to the limitations contained in the CBCA, Teck Resources shall indemnify any director or officer, or former director or officer, of Teck Resources, or any person who, at the request of Teck Resources, acts or has acted as a director or officer of a body corporate of which Teck Resources is or was a shareholder or creditor (or any person who undertakes or has undertaken any liability on behalf of Teck Resources or any such body corporate), together with his or her heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of Teck Resources or such body corporate. Such director or officer, or former director or officer, must have acted honestly and in good faith, with a view to the best interests of Teck Resources, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The by-laws also provide that Teck Resources shall indemnify such a person in such other circumstances as the CBCA permits or requires.

The by-laws of Teck Resources provide that it may, subject to the limitations contained in the CBCA, purchase and maintain insurance for the benefit of any person referred to in the foregoing paragraph.

The by-laws of Teck Metals Ltd. (“Teck Metals”) provide that, subject to the limitations contained in the CBCA but without limit to the right of Teck Metals to indemnify any person under the CBCA or otherwise, Teck Metals shall indemnify any director or officer, or former director or officer, of Teck Metals, or any person who, at the request of Teck Metals, acts or has acted as a director or officer of a body corporate of which Teck Metals is or was a shareholder or creditor, together with his or her heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of Teck Metals or a director or officer of such body corporate. Such director or officer, or former director or officer, must have acted honestly and in good faith with a view to the best interests of Teck Metals, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

The by-laws of Teck Metals provide that Teck Metals may, subject to the limitations contained in the CBCA, purchase, maintain or participate in such insurance for the benefit of such persons referred to in the foregoing paragraph as the board of directors of Teck Metals may from time to time determine.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description

4.1	Annual Information Form of Teck Resources, dated March 3, 2014, for the fiscal year ended December 31, 2013 (incorporated by reference from Teck Resources’ Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 11, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

4.2	The audited consolidated financial statements of Teck Resources and the related notes thereto as at December 31, 2013 and 2012, and for each of the years in the two year period ended December 31, 2013, and the Independent Auditor’s Report thereon (incorporated by reference from Teck Resources’ Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 11, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

4.3	Management’s Discussion and Analysis of Financial Position and Operating Results of Teck Resources for the year ended December 31, 2013 (incorporated by reference from Teck Resources’ Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 11, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

4.4	Management’s Discussion and Analysis of Financial Position and Operating Results of Teck Resources for the six months ended June 30, 2014 and 2013 (incorporated by reference from Teck Resources’ Form 6-K filed with the Securities and Exchange Commission on July 24, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

4.5	The unaudited condensed interim consolidated financial statements of Teck Resources and the related notes thereto for the six months ended June 30, 2014 and 2013 (incorporated by reference from Teck Resources’ Form 6-K filed with the Securities and Exchange Commission on July 24, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

4.6	The Management Proxy Circular of Teck Resources, dated March 3, 2014, issued in connection with the Annual General Meeting of Shareholders of Teck Resources held on April 23, 2014 (incorporated by reference from Teck Resources’ Report on Form 6-K filed with the Securities and Exchange Commission on March 17, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

5.1	Consent of PricewaterhouseCoopers LLP in respect of Teck Resources’ financials.

5.2*	Consent of McMillan LLP.

5.3*	Consent of Rodrigo Marinho, P. Geo.

5.4*	Consent of Sproule Unconventional Limited.

5.5*	Consent of Don Mills, P. Geo.

5.6*	Consent of Eric Jensen, P.Eng.

5.7*	Consent of Marco Maulen, MAusIMM (CP).

5.8*	Consent of GLJ Petroleum Consultants Ltd.

6.1	Powers of Attorney (included in this Registration Statement under “Signatures”).

7.1	Indenture, dated as of August 17, 2010 (incorporated by reference from Teck Resources’ Form 6-K filed with the Securities and Exchange Commission on August 20, 2010).

7.2	Statement of Eligibility of the Trustee of Form T-1.

*To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

Each Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrent with the filing of this Registration Statement, the Registrants have filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of process of the Registrants shall be communicated promptly to the Securities and Exchange Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on October 21, 2014.

TECK RESOURCES LIMITED

By:	/s/ Peter C. Rozee
	Name:	Peter C. Rozee
	Title:	Senior Vice President, Commercial and Legal Affairs

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Donald R. Lindsay	President, Chief Executive Officer and Director (Principal Executive Officer)	October 21, 2014
Donald R. Lindsay

/s/ Ronald A. Millos	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	October 21, 2014
Ronald A. Millos

/s/ John F. Gingell	Vice President and Corporate Controller (Principal Accounting Officer)	October 21, 2014
John F. Gingell

/s/ Norman B. Keevil	Chairman of the Company and Director	October 21, 2014
Norman B. Keevil

III-2

Signature	Capacity	Date

/s/ Mayank M. Ashar	Director	October 21, 2014
Mayank M. Ashar

/s/ Edward C. Dowling	Director	October 21, 2014
Edward C. Dowling

/s/ Jalynn H. Bennett	Director	October 21, 2014
Jalynn H. Bennett

/s/ Hugh J. Bolton	Director	October 21, 2014
Hugh J. Bolton

/s/ Felix P. Chee	Director	October 21, 2014
Felix P. Chee

/s/ Jack L. Cockwell	Director	October 21, 2014
Jack L. Cockwell

/s/ Norman B. Keevil III	Director	October 21, 2014
Norman B. Keevil III

/s/ Takeshi Kubota	Director	October 21, 2014
Takeshi Kubota

/s/ Takashi Kuriyama	Director	October 21, 2014
Takashi Kuriyama

/s/ Janice G. Rennie	Director	October 21, 2014
Janice G. Rennie

/s/ Warren S. R. Seyffert	Director	October 21, 2014
Warren S. R. Seyffert

/s/ Chris M. T. Thompson	Director	October 21, 2014
Chris M. T. Thompson

III-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on October 21, 2014.

TECK METALS LTD.

By:	/s/ Peter C. Rozee
	Name:	Peter C. Rozee
	Title:	Senior Vice President, Commercial and Legal Affairs

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay, Ronald A. Millos, Peter C. Rozee and Karen L. Dunfee, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Donald R. Lindsay Donald R. Lindsay	President, Chief Executive Officer and Director (Principal Executive Officer)	October 21, 2014

/s/ Ronald A. Millos Ronald A. Millos	Senior Vice President, Finance, Chief Financial Officer and Director (Principal Financial Officer)	October 21, 2014

/s/ John F. Gingell John F. Gingell	Vice President and Corporate Controller (Principal Accounting Officer)	October 21, 2014

/s/ Peter C. Rozee Peter C. Rozee	Director	October 21, 2014

III-4

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, Teck American Incorporated as the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Teck American Incorporated in the United States, in the City of Spokane, State of Washington on October 21, 2014.

TECK AMERICAN INCORPORATED

By:	/s/ Phillip A. Pesek
	Name:	Phillip A. Pesek
	Title:	Vice President, General Counsel

III-5

EXHIBITS

Exhibit Number	Description

4.1	Annual Information Form of Teck Resources, dated March 3, 2014, for the fiscal year ended December 31, 2013 (incorporated by reference from Teck Resources’ Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 11, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

4.2	The audited consolidated financial statements of Teck Resources and the related notes thereto as at December 31, 2013 and 2012, and for each of the years in the two year period ended December 31, 2013, and the Independent Auditor’s Report thereon (incorporated by reference from Teck Resources’ Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 11, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

4.3	Management’s Discussion and Analysis of Financial Position and Operating Results of Teck Resources for the year ended December 31, 2013 (incorporated by reference from Teck Resources’ Annual Report on Form 40-F for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 11, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

4.4	Management’s Discussion and Analysis of Financial Position and Operating Results of Teck Resources for the six months ended June 30, 2014 and 2013 (incorporated by reference from Teck Resources’ Form 6-K filed with the Securities and Exchange Commission on July 24, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

4.5	The unaudited condensed interim consolidated financial statements of Teck Resources and the related notes thereto for the six months ended June 30, 2014 and 2013 (incorporated by reference from Teck Resources’ Form 6-K filed with the Securities and Exchange Commission on July 24, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

4.6	The Management Proxy Circular of Teck Resources, dated March 3, 2014, issued in connection with the Annual General Meeting of Shareholders of Teck Resources held on April 23, 2014 (incorporated by reference from Teck Resources’ Report on Form 6-K filed with the Securities and Exchange Commission on March 17, 2014) (Teck Resources’ Securities and Exchange Commission File No. 001-13184).

5.1	Consent of PricewaterhouseCoopers LLP in respect of Teck Resources’ financials.

5.2*	Consent of McMillan LLP.

5.3*	Consent of Rodrigo Marinho, P. Geo.

5.4*	Consent of Sproule Unconventional Limited.

5.5*	Consent of Don Mills, P. Geo.

5.6*	Consent of Eric Jensen, P.Eng.

5.7*	Consent of Marco Maulen, MAusIMM (CP).

5.8*	Consent of GLJ Petroleum Consultants Ltd.

6.1	Powers of Attorney (included in this Registration Statement under “Signatures”).

7.1	Indenture, dated as of August 17, 2010 (incorporated by reference from Teck Resources’ Form 6-K filed with the Securities and Exchange Commission on August 20, 2010).

7.2	Statement of Eligibility of the Trustee of Form T-1.

*To be filed by amendment.

III-6